Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

29 October 2025

Eshallgo Inc

P. O. Box 31119, Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1 – 1205

Cayman Islands

Dear Sir or Madam

Eshallgo Inc (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (the Registration Statement), including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the public offering by the Company of up to US$100,000,000 in the aggregate of (i) Class A ordinary shares of a par value of US$0.0001 each in the capital of the Company (the Class A Ordinary Shares), (ii) share purchase contracts obligating the holders to purchase from the Company and obligating the Company to sell to the holders, a specified number of ordinary shares or other securities at a future date or dates (the Share Purchase Contracts), (iii) share purchase units, comprised of a share purchase contract issued with other securities (the Share Purchase Units), (iv) warrants that entitle the holder to purchase ordinary shares, debt securities or any combination thereof (the Warrants), (v) debt securities, which shall include debentures, notes, bonds and other evidences of indebtedness, which may or may not be converted into ordinary shares (the Debt Securities), (vi) rights to purchase ordinary shares that may be offered by the Company to security holders (the Rights) or (vii) units to be issued comprising any combination of the foregoing securities (the Units, together with the Share Purchase Contracts, Share Purchase Units, Warrants, Debt Securities, Rights, collectively the Securities).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

The British Virgin Islands is Harneys Hong Kong office's main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | JP Engwirda | Y Fan | S Gray | P Kay | MW Kwok | IN Mann | R Ng ATC Ridgers | PJ Sephton

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Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$10,000 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each comprising (i) 90,000,000 Class A ordinary shares of a par value of US$0.0001 each and (ii) 10,000,000 Class B ordinary shares of a par value of US$0.0001 each.

3	Valid Issuance of Ordinary Shares. The allotment and issue of the Class A Ordinary Shares as contemplated by the Registration Statement have been duly authorised and the Class A Ordinary Shares will, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, be validly issued, fully paid and non-assessable.

4	Valid Issuance of Underlying Securities Shares. The allotment and issue of the underlying Class A Ordinary Shares upon the due exercise of the Securities (the Underlying Securities Shares) as contemplated by the Registration Statement have been duly authorised and the Underlying Securities Shares will, when allotted, issued and fully paid for in accordance with the Registration Statement and the terms of the Share Purchase Contracts, Share Purchase Units, the Warrant Agreement, Debt Securities, the Rights Agreement and the Unit Agreement, and when the names of the shareholders are entered in the register of members of the Company, be validly issued, fully paid and non-assessable.

5	Cayman Islands Law. The statements under the headings “Enforceability of Civil Liabilities” and “Description of Share Capital” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully
/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents Examined

1	A copy of the certificate of incorporation of the Company dated 16 June 2021.

2	A copy of the second amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 26 April 2023 and effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares (the M&A).

3	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies of the Cayman Islands dated 10 October 2025.

4	A copy of the register of directors and officers of the Company provided to us on 30 September 2025.

5	A copy of the written resolutions of the board of directors of the Company passed on 28 October 2025 (the Resolutions).

6	A copy of the certificate issued by a director of the Company dated 28 October 2025, a copy of which is attached hereto (the Director’s Certificate).

7	The Registration Statement.

(1 to 5 above are the Corporate Documents, and 1 to 7 above are the Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Documents are authentic, all signatures, initials and seals are genuine.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions have been duly executed by or on behalf of the directors, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the transactions contemplated under the Registration Statement will not cause any of the parties thereto to be in breach of any agreement or undertaking.

7	Constitutional Documents. The M&A is the latest memorandum and articles of association of the Company in effect as of the time of the opinion.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act (Revised) of the Cayman Islands.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (Revised).

Annex

Director’s Certificate